EXHIBIT 99.1

CB Financial Services, Inc. Announces Second Quarter 2017 Financial Results

CARMICHAELS, Pa., July 28, 2017 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQ:CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc., a wholly-owned insurance subsidiary of Community Bank, today announced its second quarter 2017 financial results.

Financial Highlights

  Net income of $1.8 million for the three months ended June 30, 2017 compared to $1.9 million for the three months ended June 30, 2016, a decrease of $137,000, or 7.1%. Current quarter net income represents an annualized ROA of 0.82% and an annualized ROE of 7.87%.
  Noninterest income increased $98,000 or 5.2%, and $327,000 or 8.8%, to $2.0 and $4.0 million for the three and six months ended June 30, 2017, respectively.
  Net interest income for the current period was $7.1 million, as compared to $7.2 million for the second quarter of 2016. The prior period enjoyed an increase to interest income of $381,000 due to the accretion of the acquired loan portfolio credit mark, while the current period enjoyed $173,000 due to such accretion.
  Provision for loan losses decreased $430,000, or 37.4%, to $720,000 for the six months ended June 30, 2017 compared to $1.2 million for the six months ended June 30, 2016. The net charge-offs for the three months ended June 30, 2017 were $2,000, a decrease of $81,000 from the three months ended June 30, 2016. Allowance for loan losses and accrued credit mark to noncurrent loans was 220.23% at the end of the current period.
  The new Ralph J. Sommers, Jr. Operations Center has increased noninterest expense during the three and six months ended June 30, 2017. There have been non-recurring noninterest expenses related to accelerated depreciation of leasehold improvements for the prior operations center and associated moving expenses. In addition, the normal occupancy costs of operating two locations were incurred while the conversion over to the new facility was being completed.

The quarterly results benefited from an increase in noninterest income related to continued insurance commissions and additional contingency fees received by Exchange Underwriters in the current quarter. Detracting from the quarterly results were an increase in noninterest expense and a decrease in net interest income. In addition, a charitable donation of a former Bank building to a local municipality resulted in additional tax benefit in the current quarter.

“We are pleased to report on the second quarter performance of CB Financial Services, Inc. The second quarter was solid and benefited from strong non-interest income and improving credit quality,” said Barron P. McCune Jr., Vice Chairman and Chief Executive Officer. “We recorded net income of $1.8 million, which represents an annualized ROA of 0.82% and an annualized ROE of 7.87%. Our insurance subsidiary, Exchange Underwriters, had another strong quarter. In the second quarter, we also completed and began to occupy the Ralph J. Sommers, Jr. Operations Center. We are confident that this new facility will enable Community Bank to grow and continue its legacy of outstanding service to our customers and value to our shareholders. The expenses of shutting down the former leased operations center and opening the new facility impacted the second quarter somewhat, although most of these expenses will not be recurring. The local economy continues to improve, as natural gas activity quickens and coal holds its own. We did not show net loan growth in the second quarter, although our commercial loan production and mortgage loan production exceeded our budgeted goals. However, installment loans outstanding in particular have decreased and chilled our overall loan growth. We are launching a comprehensive installment lending initiative which should reverse this trend. Along with the credit mark from the FedFirst transaction, our loan loss reserve/credit mark was at 1.34% of total loans at the end of the current period. Our loan loss reserve and credit mark was 121.84% of nonperforming loans at the end of the current period. Our loan loss reserve and credit mark to noncurrent loans was 220.23% at the end of the current period.  With projected increases in lending and deposit activity, as well as expected consistent strong performance from EU, we are confident that the second half of 2017 will yield positive results.”

STATEMENT OF INCOME REVIEW

Second Quarter Results

Net Interest Income.  Net interest income decreased $113,000, or 1.6%, to $7.1 million for the three months ended June 30, 2017 compared to $7.2 million for the three months ended June 30, 2016.

Interest and dividend income decreased $1,000, or 0.01%, to $7.9 million for the three months ended June 30, 2017 compared to $8.0 million for the three months ended June 30, 2016. Interest income on loans decreased $94,000  for the three months ended June 30, 2017 compared to the three months ended June 30, 2016. Despite the overall increase in average loans of $697,000, the loan portfolio had a decrease of 8 basis points in yield. Contributing to the yield decrease this quarter was the accretion on the acquired loan portfolio credit mark. The positive impact of the accretion for the three months ended June 30, 2017 was $173,000, or 10 basis points compared to $381,000, or 23 basis points for the three months ended June 30, 2016. The remaining credit mark balance for acquired loans was $1.0 million as of June 30, 2017. Loan payoffs within the entire loan portfolio have also been a factor in the interest income on loans decrease. Interest income on securities exempt from federal tax decreased $47,000 due to deploying proceeds from security calls and maturities into higher yielding taxable security purchases in the current period. There was a decrease of $3.5 million in the average balance on securities exempt from federal tax and a decrease of 40 basis points in yield as a result of security calls and maturities that had higher yields. Interest income on taxable securities increased $79,000 mainly due to an increase of $27.7 million in the average balance for taxable securities in the current period. The increase in the average balance offset a decrease of 39 basis points in yield on taxable securities. This is a result of new purchases with lower prevailing yields replacing security calls and maturities with higher yields within the portfolio. Interest income on Federal funds sold increased to $41,000 for the three months ended June 30, 2017 compared to $8,000 for the three months ended June 30, 2016. This is the result of the increase in interest rates in the last year and the increases in the average interest-earning balances of $14.1 million for the three months ended June 30, 2017. In addition, other interest and dividend income increased $28,000 as a result of increased interest earned with correspondent deposit banks and FHLB dividends in the current period.

Interest expense increased $112,000, or 16.0%, to $814,000 for the three months ended June 30, 2017 compared to $702,000 for the three months ended June 30, 2016. Interest expense on deposits increased $115,000 due to an increase in average interest-bearing deposits of $30.4 million, primarily due to increases in time deposits, interest-bearing demand deposit and savings accounts.  The average cost of interest-bearing deposits increased 6 basis points collectively. This was related to the multiple interest rate hikes over the last year by the Federal Reserve Board (“FRB”). Interest expense on short-term borrowings increased $5,000 mainly due to increased interest rates on securities sold under agreements to repurchase. Interest expense on other borrowed funds decreased $8,000 primarily due to a FHLB long-term borrowing for $3.5 million that matured in the prior quarter.

Provision for Loan Losses.  The provision for loan losses was $300,000 for the three months ended June 30, 2017 and for the three months ended June 30, 2016. Net charge-offs for the three months ended June 30, 2017 were $2,000, which included $49,000 of net charge-offs on automobile loans, compared to $83,000 of net charge-offs, which included $66,000 of net charge-offs on automobile loans for the three months ended June 30, 2016. The decrease in net charge-offs during the current period was due to recoveries of $46,000 on automobile loans, $39,000 for residential mortgages and $25,000 for a commercial and industrial loan relationship. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses. It was determined that the current quarter provision remained constant for the three months ended June 30, 2017 and 2016. This was due to improvements in the loan department along with loan personnel experience, and the local economy which had a positive impact on the qualitative factors within the allowance calculation. In addition, average loans slightly increased during the current period compared to the prior period, which was a contributing factor in keeping the provision constant.

Noninterest Income.  Noninterest income increased $98,000, or 5.2% to $2.0 million for the three months ended June 30, 2017 compared to $1.9 million for the three months ended June 30, 2016. Insurance commissions from Exchange Underwriters increased $99,000 due to increased commercial lines commission and fee income and contingency fees received in the current period. Contingency fees are commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses and stop loss charges. Service fees on deposit accounts increased $19,000 due to increased non sufficient funds (“NSF”) fees due to customer overdrafts of deposit accounts. Net gains on purchased tax credits increased $15,000 due to the purchased Pennsylvania shares tax credits being recognized in the current period. Net gains on the sales of investments increased $12,000 due to the sale of equity securities. These sales were transacted to recognize capital gains that will be offset by a capital loss carry forward deferred tax asset that was acquired in the merger with FedFirst Financial Corporation in October 2014 (“merger”). The capital loss carry forward deferred tax asset has been has been fully recognized in the current period. Partially offsetting these increases was a decrease in the net gains on the sales of residential mortgage loans of $23,000. The decrease in gains was primarily due to a decrease in the number of loans originated and subsequently sold to the FHLB as part of the Mortgage Partnership Finance® (“MPF®”) program.  The MPF® program enables member financial institutions to offer competitive interest rates for fixed-rate mortgage loans without assuming any of the interest rate risk associated with a long-term asset. In addition, there was a decrease of $16,000 in other income due to FHLB sold loan services fees recognized in the current quarter.

Noninterest Expense.  Noninterest expense increased $216,000, or 3.5%, to $6.3 million for the three months ended June 30, 2017 compared to $6.1 million for the three months ended June 30, 2016. Occupancy increased $166,000 primarily due to accelerated depreciation taken on leasehold improvements in the Bank’s former operations center that did not transfer over to the new Ralph J. Sommers Jr. Operations Center (“Operations Center”). The new Operations Center was completed and placed into bank operations during the current quarter. Other increases in occupancy were related to property insurance, moving and landscaping expenses. Salaries and employee benefits increased $139,000 primarily due to normal salary increases, retirement benefits expense and employee stock options. This increase was partially offset by decreases in restricted stock awards and miscellaneous compensation expenses. Equipment increased $41,000 due to equipment purchases and new maintenance contracts for the Operations Center. This was partially offset by other noninterest expense which decreased $62,000 primarily due to reduced overdraft and debit card fraud losses, customer supplies and non-employee restricted stock awards. The Federal Deposit Insurance Corporation (“FDIC”) assessment expense decreased $33,000 due to an assessment factor reduction by the FDIC in the computation of the insurance assessment. Pennsylvania shares tax decreased $17,000 due to the prior period shares tax accrual that anticipated a shares tax rate increase in 2016 that subsequently became effective in 2017.

Income Tax Expense.  Income taxes decreased $94,000 to $696,000 for the three months ended June 30, 2017 compared to $790,000 for the three months ended June 30, 2016. The effective tax rate for the three months ended June 30, 2017 was 27.9% compared to 29.0% for the three months ended June 30, 2016. The decrease in income taxes was partially due to a decrease of $231,000 in pre-tax income. The decrease in the effective tax rate was related to a favorable tax preference charitable donation of a former First Federal Savings Bank building to the City of Monessen, Pennsylvania that was acquired in the merger with FedFirst Financial Corporation in October 2014.

Year to Date Results

Net Interest Income.  Net interest income decreased $538,000 , or 3.7%, to $14.1 million for the six months ended June 30, 2017 compared to $14.7 million for the six months ended June 30, 2016.

Interest and dividend income decreased $333,000, or 2.1%, to $15.7 million for the six months ended June 30, 2017 compared to $16.1 million for the six months ended June 30, 2016. Interest income on loans decreased $449,000 primarily due to a decrease in average loans outstanding of $5.9 million. The decrease in average loans was due to loan runoff within the commercial and installment loan portfolios, partially offset by increases in indirect auto, line of credit, student and mortgage loans mainly due to loan originations. The accretion on the acquired loan portfolio credit mark for the six months ended June 30, 2017 was $406,000, or 12 basis points compared to $773,000, or 23 basis points for the six months ended June 30, 2016. Interest income on securities exempt from federal tax decreased $90,000 due to deploying proceeds from security calls and maturities into purchasing taxable securities with higher earning yields in the current year. There was a decrease of $3.1 million in the average balance on securities exempt from federal tax and a decrease of 42 basis points in yield as a result of security calls and maturities that had higher yields.  Interest income on taxable securities increased $116,000 despite a decrease of 41 basis points in yield from new purchases and from higher yields on the existing securities in the portfolio. The average balance for taxable securities increased $24.1 million for the six months ended June 30, 2017. Other interest and dividend income increased $47,000 primarily due to increased interest earned with correspondent deposit banks and FHLB dividends in the current period. Federal Funds sold increased $43,000 for the six months ended June 30, 2017. This is the direct result of the end of the historically low interest rates in the last year and the increases in the average interest-earning balances to $12.5 million for the six months ended June 30, 2017.

Interest expense increased $205,000, or 14.6%, to $1.6 million for the six months ended June 30, 2017 compared to $1.4 million for the six months ended June 30, 2016. Interest expense on deposits increased $209,000 due to increases in the discount interest rate by the FRB and average interest-bearing deposits of $21.6 million which we attribute primarily to time deposits, interest-bearing demand deposits and savings accounts. The average cost of interest-bearing deposits increased 6 basis points. In addition, short-term borrowings increased $10,000 in the current period due to increased interest rates on securities sold under agreements to repurchase. Interest expense on other borrowed funds decreased $13,000 due to a decrease in long-term borrowings as a result of a FHLB long-term borrowing for $3.5 million that matured in the current period.

Provision for Loan Losses.  The provision for loan losses decreased $430,000 to $720,000, for the six months ended June 30, 2017, of which $250,000 was attributed to the acquired loan portfolio, compared to $1.2 million of provision for loan losses for the six months ended June 30, 2016. Net charge-offs for the six months ended June 30, 2017 were $440,000, which included $287,000 of net charge-offs on automobile loans, compared to net charge-offs of $450,000, which included $229,000 of net charge-offs on automobile loans, for the six months ended June 30, 2016. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for an increase or reduction in provision for loan losses for the six months ended June 30, 2017. There was minimal loan growth and increased loan portfolio performance compared to the prior year. As the acquired loan portfolio has loan payoffs, paydowns and accretion of the credit mark, the need for additional provision may be required based on our loan loss analysis.

Noninterest Income.  Noninterest income increased $327,000, or 8.8%, to $4.0 million for the six months ended June 30, 2017 compared to $3.7 million at June 30, 2016. There was a $313,000 increase in insurance commissions from Exchange Underwriters due to additional contingency fees received and an increase in commercial commission and fee income received in the current period. Net gains on the sales of investments increased $64,000 due to the sale of equity securities. These sales were transacted to recognize capital gains that will be offset by a capital loss carry forward deferred tax asset that was acquired in the merger. The capital loss carry forward deferred tax asset has been fully recognized in the current period. Net gains on purchased tax credits increased $29,000 due to purchased Pennsylvania shares tax credits being recognized in the current period. Service fees on deposit accounts increased $17,000 primarily due to increased NSF fees due to customer overdrafts of deposit accounts. There was a decrease in the net gains on sales of residential mortgage loans of $57,000. The decrease in gains was primarily due to a decrease in the number of loans originated and subsequently sold to the FHLB as part of the MPF® programs. Other commissions decreased $18,000 primarily due to decreases in merchant services and check sales fees in the current period. Other miscellaneous income decreased $14,000 primarily due to increases in amortization on mortgage servicing rights related to loans sold to the FHLB. This was partially offset by an increase in the servicing income received from mortgage loans sold to the FHLB as part of the MPF® program.

Noninterest Expense.  Noninterest expense increased $919,000, or 7.9%, to $12.5 million for the six months ended June 30, 2017 compared to $11.6 million for the six months ended June 30, 2016. Salaries and employee benefits increased $259,000, primarily due to additional employees, normal salary increases, retirement benefits and employee stock options. This was partially offset by decreases in group health insurance expense and restricted stock awards expense. Occupancy and equipment increased $240,000 and $58,000, respectively, primarily due to accelerated depreciation taken on leasehold improvements in the Bank’s former operations center that will not transfer over to the new Operations Center that was placed into service in the current period. Other increases for occupancy were related to real estate taxes, moving expenses, utilities and property insurance. Equipment expense increases were mainly due to equipment purchases and new maintenance contracts for the Operations Center. Other real estate owned expense was $6,000 in the current period compared to $535,000 of income in the prior period resulting in an increase of $541,000 in expense. This change is primarily due to the $566,000 pre-tax gain recognized due to the foreclosure procedures on two commercial real estate loans that moved into other real estate owned properties in the first quarter of 2016. The FDIC assessment decreased $78,000 due to an assessment factor reduction by the FDIC in the computation of the insurance assessment. Advertising decreased $47,000 related to decreases in print/media advertising and promotional items as a cost savings initiative. Other noninterest expense decreased $33,000 primarily due to decreases in various miscellaneous expenses, such as donations, non-employee restricted stock awards and a Pennsylvania state sales tax refund as a result of a Bank initiated reverse audit. Pennsylvania shares tax, which is calculated based on the Bank’s stockholders’ equity, decreased $29,000 due to the prior period shares tax accrual that anticipated a shares tax rate increase in 2016 that subsequently became effective in 2017.

Income Tax Expense.  Income taxes decreased $222,000 to $1.4 million for the six months ended June 30, 2017 compared to $1.6 million for the six months ended June 30, 2016. The effective tax rate for the six months ended June 30, 2017 was 28.9% compared to 29.3% for the six months ended June 30, 2016. The decrease in income taxes was primarily due to a decrease of $700,000 in pre-tax income. The decrease in the effective tax rate was related to the favorable tax preference charitable donation of a former First Federal Savings Bank building to the City of Monessen, Pennsylvania, partially offset by the decrease in tax exempt income and the expiration of the low income housing tax credit program in the current period.

STATEMENT OF FINANCIAL CONDITION REVIEW

Assets.  Total assets increased $26.3 million, or 3.1%, to $872.4 million at June 30, 2017 compared to $846.1 million at December 31, 2016.

Investment securities classified as available-for-sale increased $10.3 million, or 9.7%, to $116.5 million at June 30, 2017 compared to $106.2 million at December 31, 2016. This increase was primarily the result of new security purchases funded by deposit growth.

Loans, net, increased $168,000, or 0.02%, to $674.3 million at June 30, 2017 compared to $674.1 million at December 31, 2016. This was primarily due to net loan originations of $9.5 million on construction loans and $3.7 million on commercial and industrial loans, partially offset by net loan payoffs of $4.7 million on commercial real estate loans, $4.0 million on residential mortgage loans and $3.9 million in consumer loans (mainly indirect auto loans). The net loan originations offset normal loan payoffs throughout the current period.

Premises and equipment, net, increased $2.4 million, or 17.1%, to $16.5 million at June 30, 2017 compared to $14.1 million at December 31, 2016. This is due to the additions related to the new Operations Center that were placed into service in the current period.

Liabilities.  Total liabilities increased $23.9 million, or 3.2%, to $780.5 million at June 30, 2017 compared to $756.6 million at December 31, 2016.

Total deposits increased $28.8 million, or 4.1%, to $727.1 million at June 30, 2017 compared to $698.2 million at December 31, 2016. There were increases of $15.7 million in NOW accounts, $15.6 million in demand deposits, $9.7 in savings accounts and $2.3 million in time deposits, partially offset by decreases of $9.2 million in money market accounts and $5.2 million in brokered deposits. Due to the rising interest rate environment, the Bank has been selective on offering promotional interest rates and has concentrated its efforts on increasing noninterest-bearing accounts by building strong customer relationships. In addition, school district and municipal deposits increased $9.0 million due to building stronger customer relationships with these depositors and new accounts.

Short-term borrowings decreased $1.6 million, or 5.8%, to $25.5 million at June 30, 2017 compared to $27.0 million at December 31, 2016. At June 30, 2017, short-term borrowings were comprised of $25.5 million of securities sold under agreements to repurchase compared to $27.0 million at December 31, 2016. The decrease is related to business deposit customers whose funds, above designated target balances, are transferred into an overnight interest-earning investment account by purchasing securities from the Bank’s investment portfolio under an agreement to repurchase. Other borrowed funds decreased by $3.5 million due to a maturing FHLB long-term borrowing that was retired in the current period. As a result of current period activity, the weighted average interest rate on long-term borrowings increased by 12 basis points to 1.92%.

Stockholders’ Equity.  Stockholders’ equity increased $2.4 million, or 2.7%, to $91.9 million at June 30, 2017 compared to $89.5 million at December 31, 2016. During the period, net income was $3.5 million and the Company paid $1.8 million in dividends to stockholders.

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 16 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Financial highlights of the Company are attached.

For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

SELECTED FINANCIAL INFORMATION

	(Unaudited)
(Dollars in thousands, except share and per share data)	June 30,	December 31,
Selected Financial Condition Data:	2017	2016
Total Assets	$872,389	$846,075
Cash and Cash Equivalents	28,673	14,282
Securities Available-for-Sale	116,545	106,208

Loans
Real Estate:
Residential	267,547	271,588
Commercial	196,280	201,010
Construction	20,186	10,646
Commercial and Industrial	84,514	80,812
Consumer	110,310	114,204
Other	3,508	3,637
Total Loans	682,345	681,897
Allowance for Loan Losses	8,083	7,803
Loans, Net	674,262	674,094

Premises and Equipment, Net	16,544	14,132
Goodwill and Core Deposit Intangible	8,504	8,772
Deposits	727,059	698,218
Borrowings	49,950	55,027
Stockholders' Equity	91,900	89,469

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
Selected Operations Data:	2017	2016	2017	2016
Interest and Dividend Income	$7,949	$7,950	$15,740	$16,073
Interest Expense	814	702	1,610	1,405
Net Interest Income	7,135	7,248	14,130	14,668
Provision for Loan Losses	300	300	720	1,150
Net Interest Income After Provision for Loan Losses	6,835	6,948	13,410	13,518
Noninterest Income:
Service Fees on Deposit Accounts	625	606	1,209	1,192
Insurance Commissions	842	743	1,928	1,615
Other Commissions	107	112	211	229
Net Gains on Sales of Loans	162	185	252	309
Net Gains on Sales of Investments	70	58	122	58
Net Gains on Purchased Tax Credits	15	-	29	-
Income from Bank-Owned Life Insurance	116	119	232	239
Other	29	45	59	73
Total noninterest income	1,966	1,868	4,042	3,715

Noninterest Expense:
Salaries and Employee Benefits	3,424	3,285	6,913	6,654
Occupancy	604	438	1,152	912
Equipment	473	432	912	854
FDIC Assessment	82	115	163	241
PA Shares Tax	186	203	376	405
Contracted Services	157	156	289	289
Legal and Professional Fees	102	114	243	255
Advertising	182	189	307	354
Bankcard Processing Expense	131	122	254	234
Other Real Estate Owned Expense (Income)	1	10	6	(535)
Amortization of Core Deposit Intangible	133	133	267	267
Other	829	891	1,639	1,672
Total noninterest expense	6,304	6,088	12,521	11,602
Income Before Income Taxes	2,497	2,728	4,931	5,631
Income Taxes	696	790	1,426	1,648
Net Income	$1,801	$1,938	$3,505	$3,983

Dividends Per Share	$0.22	$0.22	$0.44	$0.44
Earnings Per Share - Basic	0.44	0.48	0.86	0.98
Earnings Per Share - Diluted	0.44	0.48	0.85	0.98

Weighted Average Shares Outstanding - Basic	4,088,025	4,081,017	4,087,659	4,081,017
Weighted Average Shares Outstanding - Diluted	4,105,338	4,084,695	4,101,861	4,083,313

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
Selected Financial Ratios(1):	2017	2016	2017	2016
Return on Average Assets	0.82%	0.94%	0.82%	0.96%
Return on Average Equity	7.87	8.75	7.76	9.05
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	135.89	135.73	134.89	134.93
Average Equity to Average Assets	10.49	10.72	10.52	10.61
Net Interest Rate Spread	3.42	3.70	3.45	3.73
Net Interest Margin	3.56	3.82	3.59	3.86
Net Charge-Offs to Average Loans	0.00	0.05	0.13	0.13
Efficiency Ratio	69.27	66.78	68.90	63.11

	(Unaudited)
	June 30,	December 31,
	2017	2016
Allowance For Loan Losses to Total Loans (2)	1.18%	1.14%
Allowance For Loan Losses to Nonperforming Loans (2)	107.96	92.60
Allowance For Loan Losses to Noncurrent Loans (2) (6)	195.15	164.62
Allowance For Loan Losses and Accrued Credit Mark to Total Loans (3)	1.34	1.38
Allowance For Loan Losses and Accrued Credit Mark to Nonperforming Loans (3)	121.84	112.06
Allowance For Loan Losses and Accrued Credit Mark to Noncurrent Loans (3) (6)	220.23	199.22
Nonperforming Loans to Total Loans	1.10	1.24
Noncurrent Loans to Total Loans (6)	0.61	0.70
Nonperforming Assets to Total Assets	0.90	1.02
Common Equity Tier 1 Capital (to Risk Weighted Assets) (4)	13.44	13.38
Tier 1 Capital (to Risk Weighted Assets) (4)	13.44	13.38
Total Capital (to Risk Weighted Assets) (4)	14.69	14.63
Tier 1 Leverage (to Adjusted Total Assets) (4)	9.58	9.80
Common Equity Tier 1 Capital (to Risk Weighted Assets) (5)	13.84	13.72
Tier 1 Capital (to Risk Weighted Assets) (5)	13.84	13.72
Total Capital (to Risk Weighted Assets) (5)	15.14	14.99
Tier 1 Leverage (to Adjusted Total Assets) (5)	9.86	10.07
Book Value Per Share	$22.48	$21.89
Outstanding Shares	4,088,025	4,086,625

(1) Interim period ratios are calculated on an annualized basis.
(2) Loans acquired in connection with the merger with FedFirst Financial Corporation were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(3) Accrued credit mark for loans acquired at fair market value in connection with the merger with FedFirst Financial Corporation has been included in the calculation of the ratios.
(4) Capital ratios are for Community Bank only.
(5) Capital ratios are for CB Financial Services, Inc.
(6) Noncurrent loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. Average balances are derived from daily balances over the periods indicated. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Tax-equivalent yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal tax rate of 34%. As such, amounts will not agree to income as reported in the consolidated financial statements. Average balances for loans are net of the allowance for loan losses, and include nonaccrual loans. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

	(Dollars in thousands) (Unaudited)
	Three Months Ended June 30,
	2017			2016
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$670,231	$7,251	4.34%	$669,534	$7,352	4.42%
Investment Securities
Taxable	81,409	386	1.90	53,716	307	2.29
Exempt From Federal Tax	35,529	325	3.66	39,016	396	4.06
Other Interest-Earning Assets	30,666	115	1.50	16,579	54	1.31
Total Interest-Earning Assets	817,835	8,077	3.96	778,845	8,109	4.19
Noninterest-Earning Assets	57,904			52,616
Total Assets	$875,739			$831,461

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$125,695	78	0.25%	$114,549	49	0.17%
Savings	129,719	60	0.19	124,473	57	0.18
Money Market	136,026	88	0.26	144,195	91	0.25
Time Deposits	159,309	449	1.13	137,174	363	1.06
Total Interest-Bearing Deposits	550,749	675	0.49	520,391	560	0.43

Borrowings	51,070	139	1.09	53,443	142	1.07
Total Interest-Bearing Liabilities	601,819	814	0.54	573,834	702	0.49

Noninterest-Bearing Demand Deposits	178,478			164,750
Other Liabilities	3,617			3,765
Total Liabilities	783,914			742,349

Stockholders' Equity	91,825			89,112
Total Liabilities and
Stockholders' Equity	$875,739			$831,461

Net Interest Income		$7,263			$7,407

Net Interest Rate Spread (1)			3.42%			3.70%
Net Interest-Earning Assets (2)	$216,016			$205,011
Net Interest Margin (3)			3.56			3.82
Return on Average Assets			0.82			0.94
Return on Average Equity			7.87			8.75
Average Equity to Average Assets			10.49			10.72
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			135.89			135.73

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.
	(Dollars in thousands) (Unaudited)
	Six Months Ended June 30,
	2017			2016
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$668,606	$14,415	4.35%	$674,513	$14,878	4.44%
Investment Securities
Taxable	78,741	747	1.90	54,651	631	2.31
Exempt From Federal Tax	35,561	648	3.64	38,636	784	4.06
Other Interest-Earning Assets	25,147	186	1.49	12,664	96	1.52
Total Interest-Earning Assets	808,055	15,996	3.99	780,464	16,389	4.22
Noninterest-Earning Assets	57,107			53,463
Total Assets	$865,162			$833,927

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$122,141	147	0.24%	$116,112	97	0.17%
Savings	127,141	116	0.18	123,908	113	0.18
Money Market	139,273	181	0.26	145,240	181	0.25
Time Deposits	158,610	886	1.13	140,260	730	1.05
Total Interest-Bearing Deposits	547,165	1,330	0.49	525,520	1,121	0.43

Borrowings	51,894	280	1.09	52,886	284	1.08
Total Interest-Bearing Liabilities	599,059	1,610	0.54	578,406	1,405	0.49

Noninterest-Bearing Demand Deposits	171,507			163,002
Other Liabilities	3,550			4,028
Total Liabilities	774,116			745,436

Stockholders' Equity	91,046			88,491
Total Liabilities and
Stockholders' Equity	$865,162			$833,927

Net Interest Income		$14,386			$14,984

Net Interest Rate Spread (1)			3.45%			3.73%
Net Interest-Earning Assets (2)	$208,996			$202,058
Net Interest Margin (3)			3.59			3.86
Return on Average Assets			0.82			0.96
Return on Average Equity			7.76			9.05
Average Equity to Average Assets			10.52			10.61
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			134.89			134.93

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.

Contact:
Barron P. McCune, Jr.
Vice Chairman and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903